Exhibit 5.1

Luxottica Group S.p.A.

Via Cesare Cantù, 2

20123 Milan

Italy

Milan, November 27th 2007

Dear Sirs,

We have acted as Italian legal counsel to Luxottica Group S.p.A., a Società per Azioni organized and existing under the laws of Italy (“Luxottica” or the “Company”), in connection with: (i) the increase in share capital of Luxottica up to a maximum amount of 1,200,000.00 Euro and the related increase in the number of authorized ordinary shares up to an aggregate of 20,000,000 ordinary shares (the “Stock Option Shares”), nominal value 0.06 Euro each, having been reserved for issuance solely to the employees of the Company and its subsidiaries under and in accordance with the Luxottica Group S.p.A. 2006 Stock Option Plan (the “Plan”); and (ii) the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Stock Option Shares to be issued under and in accordance with the Plan.

This opinion is rendered to Luxottica in order to be filed as an exhibit to the Registration Statement (the “Opinion”).

In connection with the foregoing, we have examined the following documents (collectively, the “Documents”):

(i)            the minutes of the extraordinary shareholders’ meeting of the Company held on June 14, 2006 in Milan, Italy (the “Meeting”) including, without limitation, the resolution adopted by the Meeting amending the Company’s by-laws to provide for an increase in the Company’s authorized nominal capital and the related increase in the number of authorized ordinary shares to be issued solely under and in accordance with the Plan;

(ii)           the abstract from the Companies’ Registry at the Chamber of Commerce of Milan dated October 25, 2007 evidencing, among others, such amendments to the Company’s by-laws;

(iii)          the certificate (visura camerale) from the Companies’ Registry at the Chamber of Commerce of Milan in relation to the Company dated October 25, 2007;

(iv)          the Registration Statement; and

(v)           the Plan.

This Opinion is limited to the laws of the Republic of Italy (“Italy”) as currently in force and interpreted. We express no opinion on the effect that any changes in such Italian laws and regulations and Italian courts’ interpretation or application thereof following the date of this letter may have on this Opinion.

In this Opinion, Italy’s legal concepts are expressed in English terms and not in their original Italian terms. The concepts concerned may not be equivalent to the concepts described by the same English term under the laws of other jurisdictions. Accordingly, any issues of interpretation arising hereunder will be governed by Italian law.

We have not investigated and therefore express no opinion with respect to the applicability of the laws of any jurisdiction (other than those of Italy) or the application of any other laws by any courts (other than Italian courts).

This opinion assumes, without any independent investigation or verification whatsoever:

(a)           the genuineness of all signatures and the conformity with the originals of the documents submitted to us as copies; and

(b)           that none of the opinions expressed below would be affected by any public policy principles and/or provisions of any jurisdiction other than Italy.

On the basis of the above assumptions and our review of the Documents, and subject to the reservations and qualifications contained herein, we, at the date hereof, express the following opinions:

1.             the by-law amendments referred to above have been duly passed by the Meeting and, as a consequence of the foregoing, constitute adequate authority for the issuance of the Stock Option Shares by the Company pursuant to the Plan; and

2.             the Stock Option Shares, when issued and paid for in full compliance with the terms of the Plan, as well as the applicable Option Agreement and any and all rules, guidelines, procedures and forms prescribed by the Board of Directors of the Company, or their respective designees, will be validly issued and will be fully paid and non-assessable.

This Opinion is given exclusively in connection with the matters stated herein relating to the Registration Statement and for no other purposes.

We assume no obligations hereunder to advise you of any changes concerning any matters discussed herein, whether or not material, of which we may hereafter become aware.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/ BONELLI EREDE PAPPALARDO